FELLAZO CORP.
                        Str. Malina-Mica, nr 68/11- 419,
                       Chisinau, Republic of Moldova, 2025
                              Tel. (415) 325-21-51
                          Email: fellazocorp@gmail.com


March 7, 2016

VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC 20549-3561
Attention: Mr. Justin Dobbie

Re: Withdrawal of Acceleration Request of Fellazo Corp
    Registration Statement on Form S-1 (File No. 333-208237)

To Whom It May Concern:

Fellazo Corp. hereby requests that the Securities and Exchange Commission withdraw its acceleration request dated February 19, 2016.

Thank you for your assistance. If you should have any questions, please contact Andrew J. Befumo of Befumo & Schaeffer, PLLC, counsel to the registrant, by telephone at (202) 669-0619.

                                       Sincerely,

                                       FELLAZO CORP.


                                       By: /s/ Galina Hripcenco
                                           -------------------------------------
                                           Galina Hripcenco
                                           Chief Executive Officer and President
                                           of Fellazo Corp.